Exhibit 5.2

April 1, 2019

Unum Therapeutics Inc.

200 CambridgePark Drive, Suite 3100

Cambridge, MA 02140

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on April 1, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Unum Therapeutics Inc., a Delaware corporation (the “Company”) of up to $150,000,000 of any combination of securities of the types specified therein. Reference is made to our opinion letter dated April 1, 2019 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the sales agreement prospectus (the “Prospectus”) contained in the Registration Statement. The Prospectus relates to the offering by the Company of up to $50,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) covered by the Registration Statement. The Shares are being offered and sold by the sales agent(s) named in, and pursuant to, the Common Stock Sales Agreement among the Company and such sales agent(s) the (“Distribution Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its Amended and Restated Certificate of Incorporation, as amended (the “Charter”) such that the number of authorized but unissued shares of Common Stock under the Company’s Charter is less than the number of then unissued Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Delaware General Corporation Law.

Unum Therapeutics Inc.

April 1, 2019

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and when issued, delivered and paid for in accordance with the Distribution Agreement and in exchange for a price per share equal to or greater than the Minimum Price, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and the reference to our firm therein. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP